SOUND FINANCIAL BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Seattle, WA – January 30, 2015 – Sound Financial Bancorp, Inc. (NASDAQ: SFBC) announced today that the Company's Board of Directors has authorized the repurchase of up to 2.5% of the Company's outstanding shares.  The shares may be purchased in the open market or in privately negotiated transactions, from time to time over a twelve-month period depending upon market conditions and other factors.

Laurie Stewart, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, Sound Community Bank.  Ms. Stewart stated:  "We believe the repurchase of our shares will benefit both the Company and our shareholders."

Sound Financial Bancorp, Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle-based company operates six full-service banking offices in King, Pierce, Snohomish and Clallam Counties, and is on the web at www.soundcb.com.

Forward-Looking Statements

Statements in this press release that are not historical facts may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by Sound Financial Bancorp, Inc. with the Securities and Exchange Commission.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

For additional information, contact:

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305